UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Stony Hill Road Suite 200 Yardley, PA 19067	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on February 27, 2017, Alliqua BioMedical, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which the Company issued and sold an aggregate of 5,540,000 shares of the Company’s common stock in a private placement (the “Private Placement”) to certain accredited investors, including Celgene Corporation (“Celgene”), and Jerome Zeldis, M.D., Ph.D., the chairman of the Company’s board of directors. The Securities Purchase Agreement included “most-favored nation” provisions such that if the Company, during 120 days from February 27, 2017, issues or sells any common stock or common stock equivalents reasonably believed to be more favorable in terms or conditions than the Private Placement, the Company must amend the terms of the Securities Purchase Agreement to give the Private Placement investors the benefit of such more favorable terms or conditions (the “MFN Adjustment”).

On March 13, 2017, we and Celgene entered into a side letter agreement (the “Celgene Side Letter”), pursuant to which Celgene agreed to conditionally waive the MFN Adjustment in the Securities Purchase Agreement to the extent that the MFN Adjustment would cause Celgene (together with its affiliates) to beneficially own or control in excess of 19.9% of the number of shares of common stock outstanding or the total voting power of the Company’s securities outstanding, immediately after giving effect to such MFN Adjustment, until the earlier of (i) the Company obtaining stockholder approval of the issuance of any securities to Celgene as a result of the MFN Adjustment in excess of the foregoing thresholds, or (ii) a change of control. In addition, the Celgene Side Letter provides that the Company will not issue to Celgene any shares of common stock upon exercise of certain warrants Celgene holds, to the extent such shares would cause Celgene (together with its affiliates) to beneficially own or control in excess of 19.9% of the number of shares of common stock outstanding or the total voting power of the Company’s securities outstanding unless and until the Company obtains stockholder approval permitting such issuances. We agreed to use our reasonable best efforts to solicit the stockholder approval for the MFN Adjustment for Celgene and the full exercise of Celgene’s warrants at an annual or special meeting of stockholders of the Company to be promptly called and held prior to May 31, 2017.

On March 13, 2017, we and Dr. Zeldis entered into a side letter agreement (the “Zeldis Side Letter”), pursuant to which, among other things, Dr. Zeldis agreed to conditionally waive the MFN Adjustment in the Securities Purchase Agreement to the extent that the MFN Adjustment would cause the effective per share purchase price in the Securities Purchase Agreement, after taking into account the MFN Adjustment, to be less than the closing bid price of the Company’s common stock on February 27, 2017 (the “Market Price”), until the earlier of (i) the Company obtaining stockholder approval of the issuance of any securities to Dr. Zeldis as a result of the MFN Adjustment such that it would cause the effective per share purchase price in the Securities Purchase Agreement, after taking into account the MFN Adjustment, to be less than the Market Price, or (ii) a change of control. We agreed to use our reasonable best efforts to solicit this stockholder approval at an annual or special meeting of stockholders of the Company to be promptly called and held prior to May 31, 2017.

The foregoing descriptions of the Celgene Side Letter and the Zeldis Side Letter do not purport to be complete and are qualified in their entirety by reference to the full text of the Celgene Side Letter and the Zeldis Side Letter, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Side Letter, dated March 13, 2017, between Alliqua BioMedical Inc., and Celgene Corporation
10.2	Side Letter, dated March 13, 2017, between Alliqua BioMedical Inc., and Jerome Zeldis, M.D., Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: March 15, 2017	By:	/s/ Brian Posner
		Name:	Brian Posner
		Title:	Chief Financial Officer